Exhibit 10.15


                        MECHANICAL  TECHNOLOGY  INC.



                                                           December 6, 1996



Mr. Martin J. Mastroianni
29 South Forty Pier
Waldo Pt. Harbor
Sausalito, CA  94965


Dear Marty:

    I have enjoyed meeting with you over the last few weeks in New York and Albany to discuss the future of MTI. We believe that the future holds significant opportunities for the growth of MTI, and that you will be a vital part of its success. Accordingly, on behalf of the Board of Directors, I am pleased to offer you the position of President and Chief Operating Officer.

    You will be responsible for the operations and performance of all operating businesses of MTI. You will report directly to the Board of Directors.

    We have agreed to employ you for a period of not less than three years, beginning December 9, 1996, at a base annual salary of $150,000.

    The Board of Directors has agreed that you be granted the option to purchase 30,000 shares of MTI. Such options will vest at the rate 20% per year from the date of the grant. The Board of Directors has also agreed that you be granted the following additional options to purchase shares of MTI subject to exceeding the following profit targets as of the end of the 1997 fiscal year:

              25,000 shares if profits exceed 3% of sales;  plus
              35,000 shares if profits exceed 6% of sales;  plus
              60,000 shares if profits exceed 10% of sales.




MECHANICAL TECHNOLOGY INC., 968 ALBANY-SHAKER ROAD, LATHAM, NEW YORK 12110
518/785-2211   FAX 518/785-2420 or 2127
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Page 2
Mr. Martin J. Mastroianni
December 6, 1996




These profit targets will be based on the audited combined pre-tax profits of the Technology Division and Ling Electronics excluding the Advanced Products Division and L.A.B. The additional options will vest 1/3 per year from the date of grant.

    You will be entitled to participate in the standard employee benefit programs offered by MTI in accordance with the terms of each plan.

    You will be reimbursed for incidental moving expenses. If you voluntarily leave the employ of MTI before the first anniversary of your employment, you agree to repay such expenses within thirty days of your termination.

    If you are removed from your position for reasons other than cause, the Company will pay you severance equal to either $150,000 or, if there is less than one year remaining under this agreement, a pro rata amount of such severance payment based on the remaining period.

    I am excited about the prospect of having you as a partner in this challenging venture. I look forward to having you and your wife join us in the Capital Region.

                                                      Very truly yours,



                                                      /s/ George C. McNamee
                                                      Chairman


GCM/lma/Ltr.201

Accepted:

/s/  Martin J. Mastroianni






MECHANICAL TECHNOLOGY INC., 968 ALBANY-SHAKER ROAD, LATHAM, NEW YORK 12110
518/785-2211   FAX 518/785-2420 or 2127
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